Exhibit 10.1
HOME SOLUTIONS AMERICA, INC.
May 28, 2008
Frank J. Fradella
1500 Dragon Street
Suite B
Dallas, Texas 75207
Dear Frank:
We are pleased to confirm the terms and conditions of your continued employment with Home Solutions America, Inc. (the “Company”) as set forth herein:
1.
Employment. You will be employed by the Company as its Chief Executive Officer. You will report to its Board of Directors (the “Board”) or such persons as designated by them, and shall perform such duties as may be assigned to you. For as long as you serve as Chief Executive Officer, the Company will use its best efforts to nominate you to serve as a member of the Board, and, if appointed, you agree to serve as such. You may also be appointed to serve, and agree to serve, as an officer and/or director of one or more subsidiaries and/or affiliates of the Company. You agree to use your best efforts to perform your duties faithfully, to devote all of your working time, attention and energies to the businesses of the Company and its subsidiaries, and while you remain employed, not to engage in any other business activity that is in conflict with your duties and obligations to the Company.

2.
Term. Subject to the provisions of Section 6 of this Agreement, this Agreement and your employment hereunder shall be effective as of the date hereof (the “Effective Date”) and shall continue until the third anniversary of the Effective Date (the “Term”). The period during which you are employed by the Company hereunder is hereinafter referred to as the “Employment Term”.

3.
Base Salary. You will be paid a base salary (“Base Salary”) at an annual rate of $350,000. Your Base Salary will be reviewed at least annually, and may be subject to upward adjustment at the discretion of the Board.

4.
Annual Bonus. In addition to a Base Salary, you shall receive an annual cash bonus for each fiscal year that ends during the Employment Term (the “Annual Bonus”); provided that you remain employed by the Company on the date on which the Annual Bonus is paid. The Annual Bonus shall be an amount equal to three percent (3%) of EBITDA (as defined below) for each such year. The Annual Bonus shall be paid to you during the fiscal year following the fiscal year to which is relates, as soon as practicable after the release of audited financial statements for such year. EBITDA means the Company’s consolidated earnings before interest, income taxes, depreciation, and amortization, as shall be determined by the Board based on the Company’s financial statements for such year, subject to such adjustments to reflect unusual, nonrecurring or extraordinary items or events as the Board shall deem equitable and appropriate in its discretion.

5.
Stock Option. Upon or as soon as practicable after the Effective Date, the Company will grant you options to purchase shares of common stock of the Company on terms and conditions set forth in a separate option agreement (the “Option Agreement”).

6.	Termination.
(a) Generally. You will be free to resign from the Company at any time, and the Company will be free to terminate your employment at any time. Upon any such termination or resignation, except as provided in paragraph 6(b) below or as set forth in the Option Agreement, you will be entitled only to (i) any portion of your Base Salary earned but not yet paid, and (ii) any amounts payable pursuant to the terms of any Company benefit plan.
(b) Severance. In addition to the amounts payable pursuant to paragraph 6(a), if the Company terminates your employment other than for Cause (as defined below) prior to the end of the Term, then in lieu of any other severance benefits otherwise payable under any Company policy, or any other damages payable in connection with such termination, you will be entitled to receive continued payment of your Base Salary for twelve (12) months following termination of your employment and reimbursement of premiums you pay for continued health coverage under “COBRA” during the twelve (12) month period following termination of your employment. Your right to such payments and benefits shall be conditional upon your execution of a customary release of claims in favor of the Company and its affiliates, in a form prescribed by the Company, and your compliance with the provisions of Sections 7 and 8 herein. If at the time of your termination of employment with the Company, the Company has securities which are publicly traded on an established securities market and you are a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the deferral of the commencement of any payments or benefits otherwise payable as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then, to the extent permitted by Section 409A of the Code, the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six (6) months following your termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code). If any payments or benefits are deferred due to such requirements, such amounts will be paid in a lump sum to you at the end of such six (6) month period. Notwithstanding the foregoing, the Company will have no liability to you for any tax imposed upon you pursuant to Section 409A of the Code.

“Cause” means the occurrence of any of the following: (i) commission by you of any act of gross negligence or fraud; (ii) your failure, refusal or neglect to substantially perform your duties (other than by reason of a bona fide physical or mental impairment) or to implement the directives of the Company that continued for thirty (30) days after you had been provided adequate and specific written notice thereof, (iii) the appropriation (or willful attempted appropriation) by you of a material business opportunity of the Company that is not waived in writing or renounced in writing by the Company, including, but not limited to, attempting to secure any personal profit in connection with any transaction entered into on behalf of the Company; (iv) theft or embezzlement by you of any material real or personal property, tangible or intangible, of the Company or any of its affiliates; (v) willful engaging in conduct that is materially injurious to the Company, monetarily or otherwise; (vi) your indictment of (or plea of guilty or no contest to) a felony (or the equivalent thereof), or any other crime with respect to which imprisonment is a possible punishment or any crime involving moral turpitude; (vii) your having been enjoined or banned by any state or federal governmental agency from serving as a board member or officer of a public company; (viii) any determination or finding by a federal or state governmental agency or any stock exchange or quotation system that you have committed any acts of wrongdoing which the Board, in its sole discretion, determines has had or could have an adverse effect on the Company or its affiliates; or (ix) any material breach by you of this Letter Agreement or any material inaccuracy of any representation or warranty contained herein.
7.	Assignment of Inventions/Confidentiality.
(a) Confidential Information Defined. For the purposes of this Letter Agreement, the phrase “Confidential Information” means any and all of the following information or items that the Company treats as confidential: trade secrets concerning the business and affairs of the Company or its affiliates, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code, machine code, and source code), computer software and database technologies, systems, structures, and architecture (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, and methods); information concerning the business and affairs of the Company or its affiliates (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training techniques and materials, however documented); notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company or its affiliates containing or based, in whole or in part, on any information included in the foregoing; and any other information, observations, and data obtained by you while employed by the Company or any of its affiliates concerning the business affairs of the Company or any of its affiliates which is non-public and confidential in nature. Notwithstanding the foregoing, Confidential Information shall not include any information that was or became or is or becomes available to the public or to the Company’s industry other than as a result of a disclosure of such information by you or any other person under a duty to keep such information confidential.

(b) Access to the Confidential Information. Throughout your employment with the Company, the Company has and will continue to provide you with access to Confidential Information. You acknowledge: (a) that the Company has devoted substantial time, effort, and resources to develop and compile the Confidential Information; (b) unauthorized or improper public disclosure of such Confidential Information by you would have an adverse effect on the Company and its business; (c) the Company would not disclose such information to you, nor employ or continue to employ you without the agreements and covenants set forth in this Section 7; and (d) the provisions of this Section 7 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.
(c) Nondisclosure Duties Regarding the Confidential Information.
(i) You will hold in strictest confidence the Confidential Information and will not disclose it to any Person (as defined in Section 8 of this Agreement) or use it for your own account except with the specific prior written consent of the Company or as may be required by court order, law, government agencies with which the Company deals in the ordinary course of its business, or except to the extent such disclosure is necessary or appropriate for you to perform your duties under this Letter Agreement. Any trade secrets of the Company will be entitled to all of the protections and benefits afforded under applicable laws. If any Confidential Information that the Company deems to be a trade secret is ruled by a court of competent jurisdiction not to be a trade secret, such information will, nevertheless, be considered Confidential Information for purposes of this Letter Agreement. You hereby waive any requirement that the Company submit proof of the economic value of any trade secret or post a bond or other security. You will not remove from the Company’s premises or record (regardless of the media) any Confidential Information of the Company or its affiliates, except to the extent such removal or recording is necessary or appropriate for you to perform your duties or as may be required by court order, law, or governmental agencies with which the Company deals in the ordinary course of its business. You acknowledge and agree that all Confidential Information, and physical embodiments thereof, whether or not developed by you, are the exclusive property of the Company or its affiliates, as the case may be.
(ii) You recognize that the Company and its affiliates have received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the part of the Company and its affiliates to maintain the confidentiality of such information and to use it only for certain limited purposes. You agree that you owe the Company, its affiliates, and such third parties, during the term of your employment with the Company and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any Person (except as necessary or appropriate in carrying out your duties for the Company consistent with the Company’s agreement with such third party or as may required by court order, law, or government agencies with which the Company deals in the ordinary course of its business), or to use it for the benefit of anyone other than for the Company or such third party (consistent with the Company’s agreement with such third party) without the express written authorization of the Company or its affiliate, as the case may be.

(iii) You agree that, at the time of the termination of the Employment Term or at any other time that the Company may request, you will deliver to the Company (and will not keep in your possession or deliver to any other Person) any and all devices, records, data, notes, plans, reports, memoranda, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any of the aforementioned items or any property belonging to the Company or any of its affiliates, and their respective successors or assigns, regardless of whether such items are represented in tangible, electronic, digital, magnetic or any other media, to the extent that any of the foregoing are in the your possession or within your control. In the event of the termination of the Employment Term, you agree to promptly sign and deliver to the Company the “Termination Certification” attached hereto as Exhibit A.
(d) Disputes or Controversies. You recognize that should a dispute or controversy arising from or relating to this Letter Agreement be submitted for adjudication to any court or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records in your possession or under your control relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Company, you, and each party’s attorneys and experts, who will agree, in advance and in writing, to receive, use, and maintain all such Confidential Information in secrecy, except as may be agreed by them in writing.
(e) Inventions and Patents. You agree that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information which relates to the Company’s or any of its affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by you during your employment with the Company (“Work Product”) belong to the Company. You will promptly disclose such Work Product to the Company and perform all actions reasonably requested by the Company (whether during or after the Employment Term) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

8.
Non-Interference. You agree that the Company’s commitment described in Section 7(b) above to provide its Confidential Information to you gives rise to the Company’s interest in restraining you from competing against it and that the restrictions in this Section are designed to enforce your promise in Section 7(c) not to use or disclose Confidential Information belonging to the Company, except as otherwise permitted in Section 7. You agree that the restrictions in this Section 8 are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company. For these reasons, you agree to the following:

(a) Solicitation of Customers. During the Restricted Period you will not, directly or indirectly, on behalf of yourself or any other person or entity, solicit a Current Customer (as defined below) of the Company or its affiliates with whom you had contact during your employment by the Company, for purposes of selling products or services to such Current Customer that are in competition with the products and services offered or sold by the Company or its affiliates as part of the Business of the Company.
(b) Solicitation of Employees. During the Restricted Period you will not, directly or indirectly, on behalf of yourself or any other person or entity, employ any current employee of the Company or its affiliates or any individual who was an employee of the Company or its affiliates at any time during your employment by the Company, and will not solicit any employee of the Company or its affiliates for the purpose of encouraging such employee to leave or terminate his or her employment with the Company or its affiliates.
(c) Computer Systems. Following the termination of your employment with the Company, you will not, either directly or indirectly, access the Company’s computer systems, download files or any other information from the Company’s computer systems or in any way interfere, disrupt, modify or change any computer system used by the Company or any data stored on the Company’s computer systems.
(d) Scope. You acknowledge and agree that the length and scope of the restrictions contained in Sections 7 and 8 hereof are reasonable and necessary to protect the legitimate business interests of the Company. The duration of the agreements contained in this Section 8 shall be extended for the amount of any time of any violation thereof and the time, if greater, necessary to enforce such provisions or obtain any relief or damages for such violation through the court system. The Company may, at any time on written notice approved by the Board reduce the length or scope of any restrictions contained in Sections 7 and 8 and, thereafter, you shall comply with the restriction as so reduced, subject to subsequent reductions. If any covenant in Sections 7 or 8 of this Agreement is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope and time, and such lesser scope and time, as an arbitrator or a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against you. In the event of termination of your employment with the Company for any reason, you shall inform any subsequent employer within the Restricted Period (if applicable) of the continuing restrictions and obligations imposed on you under this Letter Agreement.

(e) Required Notice. You agree that during the Restricted Period following the termination of your employment with the Company, you will provide the Company with written notice of any new employment within thirty (30) days after you commence such employment. The notice will identify your new employer and include your representation that you have informed your new employer of the applicable confidentiality and other obligations under this Letter Agreement.
(f) Injunctive Relief and Additional Remedy. You acknowledge that the injury that would be suffered by the Company as a result of a breach of the provisions of Sections 7 and 8 hereof might be irreparable and that an award of monetary damages to the Company for such a breach would be an inadequate remedy. Consequently, the Company will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or overtly threatened breach or otherwise to specifically enforce the provisions of Sections 7 and 8 hereof.
(g) Covenants of Sections 7 and 8 are Essential Covenants. The covenants by you in Sections 7 and 8 are essential elements of this Agreement, and without your agreement to comply with such covenants, the Company would not have entered into this Agreement or employed or continued your employment. You and the Company have independently consulted counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Company.
(h) Definitions. For purposes of this Letter Agreement:
Current Customer means any person or entity who is currently utilizing any product or service sold or provided by the Company through the facility managed by you; any person or entity who utilized any such product or service within the previous twelve (12) months; and any person or entity with whom the Company or any of its affiliates is currently conducting negotiations concerning the utilization of such products or services.
Person has the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, as modified and used in Sections 13(d)(3) and 14(d)(2) of such act.
Restricted Period means the period commencing on the Effective Date and terminating on the second anniversary of your termination of employment.
Business of the Company means the provision of recovery, restoration, rebuilding/remodeling, and other specialty interior services to residential and commercial properties.
9.
Withholding. The Company shall have the right to withhold from any amount payable to you hereunder an amount necessary in order for the Company to satisfy any withholding tax obligation it may have under applicable law.

10.
Governing Law. The terms of this Letter Agreement, and any action arising thereunder, shall be governed by and construed in accordance with the domestic laws of the State of Texas, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

11.
Modification; Waiver; Severability. This Letter Agreement may not be released, changed or modified in any manner, except by an instrument in writing signed by you and the Company. The failure of either party to enforce any of the provisions of this Letter Agreement shall in no way be construed to be a waiver of any such provision. No waiver of any breach of this Letter Agreement shall be held to be a waiver of any other or subsequent breach. If any portion or application of this Letter Agreement should for any reason be declared invalid, illegal or unenforceable, in whole or in part, by a court of competent jurisdiction, such invalid, illegal or unenforceable provision or application or part thereof shall be severable from this Letter Agreement and shall not in any way affect the validity or enforceability of any of the remaining provisions or applications.

12.
Assignment. This Letter Agreement is personal to you. You shall not assign this Letter Agreement or any of your rights and/or obligations under this Letter Agreement to any other person. The Company may, without your consent, assign this Letter Agreement to any affiliate or successor to its business.

13.
[Dispute Resolution. To benefit mutually from the time and cost savings of arbitration over the delay and expense of the use of the federal and state court systems, all disputes involving this Letter Agreement, including claims of violations of federal or state discrimination statutes or public policy, shall be resolved pursuant to binding arbitration in Texas. The award of the arbitrators shall be final and binding and judgment upon the award may be entered in any court having jurisdiction thereof. This procedure shall be the exclusive means of settling any disputes that may arise under this Letter Agreement. All fees and expenses of the arbitrators and all other expenses of the arbitration, except for attorneys’ fees and witness expenses, shall be shared equally by you and the Company. Each party shall bear its own witness expenses and attorneys’ fees. Nothing in this Section 13 shall be construed as to deny the Company the right and power to seek and obtain injunctive relief in a court of competent jurisdiction for any breach or threatened breach by you of the covenants in this Letter Agreement.]

14.
Representations. You represent and warrant to the Company that your continued employment and the performance of your duties for the Company will not conflict with or result in a violation or breach of, or constitute a default under any contract, agreement or understanding to which you are or were a party or of which you are aware and that there are no restrictions, covenants, agreements or limitations on your right or ability to enter into and perform the terms of this Letter Agreement. You further represent and warrant to the Company that as of the date hereof you are not aware of any material violation of any federal or state law or regulation or requirements of any stock exchange or quotation system which is applicable to you in your capacity as a member of the Board and Chief Executive Officer of the Company, and in the event that you become aware of any such violation, you will immediately disclose it to the Board.

15.
Entire Agreement. This Letter Agreement supersedes all previous and contemporaneous communications, agreements and understandings, whether oral or written, between you, on the one hand, and the Company or any of its affiliates, on the other hand, including the employment agreement between you and the Company entered into as of September 8, 2006, and constitutes the sole and entire agreement between you and the Company pertaining to the subject matter hereof.

16.
Counterparts. This Letter Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

17.
Survival. The obligations you and the Company under this Letter Agreement which by their nature may require either partial or total performance after the expiration of the Employment Term shall survive such expiration.

*      *     *     *

If the foregoing is acceptable to you, kindly sign and return to us one copy of this letter.

Sincerely yours, Home Solutions of American, Inc.
By:	/s/ Michael J. McGrath
	Name:	Michael J. McGrath
	Title:	Chairman of the Board of Directors

AGREED TO AND ACCEPTED BY:

By:	/s/ Frank J. Fradella
Frank Fradella

EXHIBIT A
TERMINATION CERTIFICATION
I hereby certify that my employment with Home Solutions of America, Inc. (the “Company”) has terminated effective as of                                         , and that as of                                         , I have fully complied with all of my obligations in Section 5.3(c)(iii) of the Letter Agreement I entered into with the Company as of May      , 2008.

Frank J. Fradella

Date signed

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